EXHIBIT 4.2

WARRANT AGENCY AGREEMENT

This Warrant Agency Agreement (this “Warrant Agreement”) dated as of August 15, 2024 is made between Know Labs, Inc., a Nevada corporation (the “Company”), and Equiniti Trust Company, LLC (the “Warrant Agent”).

WHEREAS, the Company is engaged in registered direct offering (the “Offering”) of up to 6,365,385 units (the “Units”), with each Unit being comprised of one share of the Company’s authorized common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock at an exercise price of $0.26 per share (each an “Offering Warrant”), plus Advisor Warrants (defined below), as may be issued , through transactions requiring registration under the United States Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, in connection with the Offering, pursuant to that certain Underwriting Agreement, dated August 7, 2024, with Boustead Securities, LLC and The Benchmark Company, LLC (collectively the “Advisors”), the Company granted to each of the Advisors a right of first refusal to act as investment banker, book runner and/or placement agent, at their discretion, for each of our future public and private equity offerings. As compensation for the Advisors’ services in connection with this Offering, the Company has agreed to pay to the Advisors a cash fee of up to 5% of the aggregate gross proceeds of this Offering and to issue to the Advisors warrants to purchase up to a number of shares of our Common Stock equal to 5% of the number of Units sold in this Offering (the “Advisors Warrants” and together with the Offering Warrants, collectively, the “Warrants”);

WHEREAS, the Company has filed effective shelf registration statement on Form S-3 (File No. 333-276246) and the prospectus included therein (the “Base Prospectus”) and previously declared effective by the Securities and Exchange Commission on January 11, 2024, as supplemented by a prospectus supplement dated August 15, 2024 (the “Prospectus Supplement”), which the Company will file with the SEC pursuant to Rule 424(b)(5) under the Securities Act(collectively the Based Prospectus and Prospectus Supplement, as the same may be amended from time to time, the “Registration Statement”), for the registration under the Securities Act of the Units, the shares of Common Stock and the Offering Warrants offered in the Offering and the Advisors Warrants, and the shares of Common Stock issuable upon the exercise of the Offering Warrants and the Advisors Warrants (collectively, the “Warrant Shares”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Warrant Agreement in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2. Warrants.

(a) Form of Warrant. The Offering Warrants and the Advisors Warrants shall be issued in book-entry form registration only. The Company shall instruct the Warrant Agent to deliver to the holders separate book entry statements evidencing each of the Warrants . The Warrants, together with the forms of election to purchase Common Stock (the “Notice of Exercise”) and the form of assignment to be printed on the reverse thereof, shall be substantially in the forms of Exhibit A attached hereto.

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(b) Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, shall be issued in uncertificated or book-entry form through the Warrant Agent, as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

3. Issuance and Registration of Warrants.

(a) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(b) Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Warrants in book-entry form in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of security entitlements in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained the Warrant Agent and the Company. The Warrant Agent shall not, in any event, be subject to, or responsible for, liquidated damages or any “buy-in” penalties contemplated in connection with the Warrants.

(c) Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent shall deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (the “Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing made by anyone other than the Company or the Warrant Agent), for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant shall be exercised by the Holder, except to the extent set forth herein or in such Warrant.

(d) Execution. The Warrants shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrants, either manually or by facsimile signature. The Warrants shall be countersigned by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrants, and no Warrant shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrants ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant , nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant had not ceased to be such officer of the Company; and any Warrant may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant, shall be an Authorized Officer of the Company authorized to sign such Warrant, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

(e) Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

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(f) Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, in book entry position, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants, or book entry positions, as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(g) Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, to take any action that a Holder is entitled to take under this Warrant Agreement or the Warrants.

4. Terms and Exercise of Warrants.

(a) Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of the applicable Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the exercise price provided in the applicable Warrant, subject to the subsequent adjustments provided by Section 3 of the Warrant. The term “Exercise Price” as used in this Warrant Agreement refers to the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised as provided in the applicable Warrant.

(b) Duration of Warrants. The Warrants may be exercised only during the period commencing on the Initial Exercise Date as defined in the applicable Warrant and ending on the Termination Date as defined in the applicable Warrant. Each Warrant not exercised on or before the applicable Termination Date (if any) shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the applicable Termination Date.

(c) Exercise of Warrants.

(i) Exercise and Payment. Subject to the provisions of this Warrant Agreement, a Holder (or a designee acting on behalf of a Holder) may exercise Warrants by delivering to the Warrant Agent, a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed to the Warrant. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Warrant Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price. The “Exercise Date” will be the date on which the materials in the foregoing sentence are received by the Warrant Agent (if by 5:00 P.M., New York City time), or the following Trading Day (if after 5:00 P.M., New York City time), regardless of any earlier date written on the materials. If the materials discussed in this Section 4(c)(i) are received or deemed to be received after the Termination Date, the exercise thereof will be null and void and any funds delivered to the Company will be returned to the Holder, as the case may be, as soon as practicable. In no event will interest accrue on any funds deposited with the Company in respect of an exercise or attempted exercise of the Warrants. The Warrants shall cease to be exercisable and shall terminate and become void as set forth in their respective Warrant.

(ii) Issuance of Warrant Shares.

(1) The Warrant Agent shall, on the Trading Day following the date of exercise of any Warrant, advise the Company and the transfer agent and registrar for the Company’s Common Stock (the “Transfer Agent”), in respect of (i) the number of Warrant Shares indicated on the Notice of Exercise as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise and (iii) such other information as the Company or the Transfer Agent shall reasonably request.

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(2) Upon the Warrant Agent’s receipt, at or prior to 5:00 P.M., New York City time on the Termination Date set forth in a Warrant, of the executed Notice of Exercise, accompanied by payment of the Exercise Price pursuant to Section 2 of the applicable Warrant (other than in the case of a cashless exercise), the Warrant Agent shall cause the Warrant Shares underlying such Warrant to be delivered to or upon the order of the Holder of such Warrant, registered in such name or names as may be designated by such Holder, no later than the Warrant Share Delivery Date. If the Company is then a participant in the DWAC system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the Warrant is being exercised via cashless exercise then the certificates, DWAC, or book-entry, as instructed by Holder, for Warrant Shares shall be transmitted by the Warrant Agent to the Holder.

(iii) Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

(iv) No Fractional Shares or Scrip. No fractional Warrant Shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v) Charges, Taxes, and Expenses. Issuance of Warrant Shares shall be made without charge to a Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of a Holder or in such name or names as may be directed by a Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of a Holder, the Warrant, when surrendered for exercise, shall be accompanied by the Assignment Form attached to the Warrant duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vi) Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the date of exercise of any Warrant, except that, if such date of exercise is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the stock transfer books are open.

(vii) Cashless Exercise Under Certain Circumstances. The Company shall provide to the Warrant Agent and each Holder prompt written notice of any time that there is no effective registration statement covering the Warrants and the Warrant Shares thereunder.

Upon receipt of a Notice of Exercise for a cashless exercise, the Warrant Agent will promptly deliver a copy of the Notice of Exercise to the Company to confirm the number of Warrant Shares issuable in connection with the cashless exercise. The Company shall promptly calculate and transmit to the Warrant Agent in a written notice, and the Warrant Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Warrant Shares issuable in connection with any cashless exercise. The Warrant Agent shall be entitled to rely conclusively on any such written notice provided by the Company, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Warrant Agreement.

(viii) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares issuable in connection with any exercise, the Company shall promptly deliver to the Holder the number of Warrant Shares that are not disputed.

(ix) Beneficial Ownership Limitation. A Holder shall not have the right to exercise any Warrants to the extent that after giving effect to the issuance of Warrant Shares after exercise as set forth on the applicable Notice of Exercise, such Holder or a person holding through such Holder, and any other persons acting as a group together with that Holder or person or any of that Holder’s or person’s affiliates, would beneficially own in excess of the Beneficial Ownership Limitation (as that term is defined in the Warrant) pursuant to Section 2(e) of the Warrant.

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5. Adjustments. The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 3 of the applicable Warrant. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Warrant shall evidence the right to purchase, at the adjusted Exercise Price, the number of shares of Common Stock purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein. Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in this Section 5, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with the Transfer Agent a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant.

6. Restrictive Legends; Fractional Warrants. If a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Company shall not issue fractions of Warrants or distribute Warrant that evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction either up or down to the nearest whole Warrant. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant for a fraction of a Warrant. The Company shall not issue fractions of shares of Common Stock upon exercise of Warrants or distribute stock certificates that evidence fractional shares of Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 2(d)(v) of the applicable Warrant.

7. Other Provisions Relating to Rights of Holders of Warrants.

(a) No Rights as Shareholder. Except as otherwise specifically provided herein and in accordance with Section 5(a) of the applicable Warrant, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

(b) Reservation of Common Stock. From and after the Initial Exercise Date, the Company shall reserve and keep available a number of its authorized but unissued shares of Common Stock pursuant to Section 5(d) of the applicable Warrant.

8. Concerning the Warrant Agent and Other Matters.

(a) Written Confirmation. Any instructions given to the Warrant Agent orally, as permitted by any provision of this Warrant Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 8(a).

(b) Fees. Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company shall pay to the Warrant Agent such fees as may be separately agreed between the Company and Warrant Agent and the Warrant Agent’s out of pocket expenses in connection with this Warrant Agreement, including, without limitation, the reasonable fees and expenses of the Warrant Agent’s counsel. While the Warrant Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Warrant Agent’s billing systems. All amounts owed by the Company to the Warrant Agent under this Warrant Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Warrant Agent for any reasonable attorney’s fees and any other costs associated with collecting delinquent payments. No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Warrant Agreement or in the exercise of its rights.

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(c) Warrant Agent Provisions. As agent for the Company hereunder the Warrant Agent: (i) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (ii) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (iii) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it; (iv) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter or other document or security delivered to the Warrant Agent and reasonably believed by it to be genuine and to have been signed by the proper party or parties; (v) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto; (vi) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (vii) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five (5) Business Days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (viii) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel; (ix) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Warrant Agreement; (x) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (xi) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

(d) Limitation of Liability. In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences. If any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

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(e) Indemnification. The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Warrant Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

(f) Termination. Unless terminated earlier by the parties hereto, this Warrant Agreement shall terminate 90 days after the earlier of the Termination Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the Business Day following the Termination Date, the Warrant Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement. The Warrant Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in this Section 8 shall survive the termination of this Warrant Agreement.

(g) Severability. If any provision of this Warrant Agreement shall be held illegal, invalid, or unenforceable by any court, this Warrant Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement among the parties to it to the full extent permitted by applicable law.

(h) Representations and Warranties. The Company represents and warrants that: (i) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (ii) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound; (iii) this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (iv) the Warrants will comply in all material respects with all applicable requirements of law; and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

(i) Inconsistency. In the event of inconsistency between this Warrant Agreement and the descriptions in the Registration Statement, as they may from time to time be amended, the terms of this Warrant Agreement shall control. In the event of inconsistency between this Warrant Agreement and terms set forth in a Warrant, the terms of the applicable Warrant shall control.

(j) Authorized Representatives. Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement (the “Authorized Representatives”). The Company shall, from time to time, certify to the Warrant Agent the names and signatures of any other persons authorized to act for the Company under this Warrant Agreement.

(k) Notices. Except as expressly set forth elsewhere in this Warrant Agreement, all notices, instructions and communications under this Warrant Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Warrant Agreement, or, if to the Warrant Agent, to Equiniti Trust Company, LLC, 48 Wall Street – 23rd Floor, New York, NY 10005, Attention: Corporate Actions – Warrants, or to such other address of which a party hereto has notified the other party.

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(l) Governing Law; Jurisdiction; Waiver; Amendment. This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Warrant Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT. This Warrant Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (1) consent is not required for an assignment or delegation of duties by the Warrant Agent to any affiliate of Warrant Agent and (2) any reorganization, merger, consolidation, sale of assets or other form of business combination by the Warrant Agent or the Company shall not be deemed to constitute an assignment of this Warrant Agreement. No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable; provided, that no such amendment or supplement shall adversely affect the interest of the Holders. All other amendments and supplements shall require the vote or written consent of Holders of at least 50.1% of the then outstanding Warrants, provided that adjustments may be made to the Warrant terms and rights in accordance with Section 4 without the consent of the Holders.

(m) Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares upon the exercise of Warrants, but the Company may, pursuant to the terms of the Warrant, require the Holders to pay any transfer taxes in respect of the Warrants or such shares. The Warrant Agent may refrain from registering any transfer of Warrants or any delivery of any Warrant Shares unless or until the persons requesting the registration or issuance shall have paid to the Warrant Agent for the account of the Company the amount of such tax or charge, if any, or shall have established to the reasonable satisfaction of the Company and the Warrant Agent that such tax or charge, if any, has been paid.

(n) Resignation of Warrant Agent.

(i) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 30 days’ notice in writing to the Company and the Holders of the Warrants, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving 30 days’ notice in writing to the Warrant Agent or successor Warrant Agent and the Holders of the Warrants, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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(ii) Notice of Successor Warrant Agent. If a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent not later than the effective date of any such appointment.

(iii) Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

9. Miscellaneous Provisions.

(a) Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

(b) Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

(c) Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(d) Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

10. Certain Definitions. As used herein, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

“Trading Day” means any day on which the Common Stock is traded on the Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Warrant Share Delivery Date” means the date that is the earliest of: (i) two Trading Days after the delivery to the Company of the Notice of Exercise, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company one Trading Day prior to such second Trading Day after the delivery of the Notice of Exercise, (ii) one Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, provided that payment of the aggregate Exercise Price (other than in the instance of a cashless exercise) is received by the Company one Trading Day prior to such second Trading Day after the delivery of the Notice of Exercise.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Warrant Agency Agreement has been duly executed by the parties hereto as of the day and year first above written.

KNOW LABS, INC.

By:	/s/ Ronald P. Erickson
Name: Ronald P. Erickson
Title: Chief Executive Officer

Equiniti Trust Company, LLC

By:	/s/ ADAM E. BURKE
Name: Adam E. Burke
Title: EVP, Chief Customer Officer

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EXHIBIT A

FORM OF OFFERING WARRANT

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EXHIBIT B

AUTHORIZED REPRESENTATIVES

Name	Title	Signature

Ronald P. Erickson	Chief Executive Officer

Peter Conley	Chief Financial Officer

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